Exhibit 10.36


15 November 2001

Dr. F. John Mills
[ADDRESS INTENTIONALLY LEFT BLANK]

         Re:  Amendment and Restatement of Employment Relationship
              ----------------------------------------------------

Dear John:

We understand your desire to resign from your positions as an executive officer of Covance Inc. and its subsidiaries and affiliates including, without limitation, your position as a Senior Vice President of Covance Inc. ("Covance"). Nonetheless, we would like to continue to retain your services for an additional year beyond your resignation and you have agreed to be available for the provision of such services. Therefore, in consideration of the premises and covenants herein contained, we hereby agree as follows:

         1) Resignation and Services. You agree to resign from all director and officer positions currently held by you with Covance or any of its affiliates effective December 31, 2001. You agree to continue in the employ of Covance through January 3, 2003 (the "Term") as an advisor to me and to your successor(s) at the Central Lab provided that your continued employment shall be subject to the following:

                  (a) During the Term you will be paid your current annual salary of $275,834;
                  (b) On or about March 15, 2002, you will be paid your variable compensation bonus applicable to the year 2001 with payment equal to the product of your bonus target times your salary;
                  (c) You will not receive and waive any and all rights in and to the payment of $125,000 which would otherwise have been due to you under the letter dated 15 May 2000;
                  (d) You will not receive and waive any and all rights in and to any bonus payments applicable to performance in 2002 nor will any additional option or stock grants be provided to you; and
                  (e) During the Term, you will continue to be eligible for participation in employee benefit plans including medical, dental, life insurance, disability, 401(k) savings plan, and Employee Stock Purchase Plan, and, for the calendar year 2002, you will also be eligible to receive your car allowance and tax/financial planning allowance.

         2)       Expiration of Term. Upon the expiration of the Term:

                  (a) You will receive payment for all of your accrued and unused vacation.

                  (b) You will have an opportunity to make a COBRA election for continued coverage under Covance's medical and dental insurance plans in effect at the time.
                  (c) you will execute a release in favor of Covance in the form annexed hereto as Exhibit A.

         3) Effect on Other Agreements. Your execution hereof constitutes your agreement that, except as specifically described in Section 1 above, you are no longer entitled to any of the benefits outlined in the Employment Letter Agreement dated August 1, 1999 as amended March 31, 2000 or under the Employment Agreement - I with Covance Central Laboratory Services Inc. or the Employment Agreement - with Covance each of which is dated April 8, 1998. Nothing contained herein shall impact or diminish any of your obligations under your Confidentiality and Non-Competition Agreement dated April 9, 1998. Specifically, the "Period" as defined in such Confidentiality and Non-Competition Agreement shall commence on January 1, 2002 and expire upon the expiration of the Term.

         4) Condition to Effectiveness. The terms of this Letter Agreement are subject in all respects to the approval of the Compensation and Organization Committee of the Board of Directors of Covance. In addition, Employee has 21 days from the date Employee received this document in which to execute this Agreement. Employee is encouraged to consult an attorney regarding this document. In the event that Employee has not returned a signed copy of this Agreement to Covance within 21 days of receipt, Covance assumes that Employee has elected not to sign this Agreement. If Employee signs this Agreement, Employee has an additional 7 days from the date of signing in which Employee may revoke the Agreement (referred to as the Revocation Period). Employee may revoke this Agreement only by delivering to Covance a written statement that Employee revokes this Agreement. This Agreement will not become effective or enforceable until the Revocation Period has expired and Employee has not revoked the Agreement. Employee will not receive any payments or benefits after January 1, 2002 unless (a) Employee has returned a signed copy of this Agreement to Covance and not revoked it, and (b) until the Revocation Period has expired. If revoked, Employee agrees to return to Covance any payments inadvertently made to Employee under this Agreement prior to the revocation and Employee understands that all future payments and benefits hereunder will be canceled.

Please indicate your agreement with the terms and conditions of this Letter Agreement by signing one copy of this Letter Agreement and returning it to my attention.

Very truly yours,



/s/ CHRISTOPHER A. KUEBLER
------------------------------
Christopher A. Keubler
President and CEO

Accepted as of the date
First above specified

/s/ F. JOHN MILLS
------------------------------
F. John Mills

                                    EXHIBIT A
                                    ---------


         The undersigned employee (the "Employee"), in consideration of the sum of $1.00 and other good and valuable consideration, hereby issues the following release in favor of Covance Inc.("Covance"):

                  (a) NOTICE: This Agreement is an important legal document that should be carefully reviewed and understood before it is signed. By signing this Agreement, Employee is agreeing to completely release Covance from all liability to Employee. Employee, therefore, should consult with an attorney before signing this Agreement.

                  (b) General Release. The Employee, on behalf of Employee, Employee's heirs, executors, administrators, successors and assigns, hereby releases and forever discharges Covance and each and every subsidiary and affiliate of Covance, and all of their successors and assigns, together with the officers, directors and employees of the foregoing, from any and all actions, causes of action, suits, damages, judgments, executions, claims and demands of any kind whatsoever, (collectively, "Claims"), in law or in equity, which the Employee or Employee's heirs, executors, administrators, successors or assigns had, now have or hereafter may have against them or any of them the basis of which arose on or prior to the date of execution hereof Date for any reason, including, without limiting the generality of the foregoing, any Claims arising out of, or in connection with Employee's employment with Covance or the termination of the employment relationship, including, but not limited to, any Claims arising out of, or in connection with any New Jersey or Indiana Civil or Human Rights Law, including, without limitation, the Indiana Employment Discrimination Against Disabled Persons Statute, the New Jersey Law Against Discrimination, Title VII of the Civil Rights Act of 1964, as amended, the Equal Employment Opportunity Act of 1972, as amended, the Rehabilitation Act, as amended, the Social Security Act, as amended, the Employment Retirement Income Security Act, as amended, the Equal Pay Act, as amended, the Age Discrimination and Employment Act, as amended, the Americans with Disabilities Act, as amended, or any other federal, state or local law, rule, regulation or ordinance, any common law claims under tort, contract or any other theory now or hereafter recognized and any oral or written agreement. This release shall be binding upon the Employee, Employee's heirs, successors and assigns.

         IN WITNESS WHEREOF, the undersigned has executed this release as of the date indicated below.



------------------------------
F. John Mills

Date:_________________________